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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof
        ----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                               AMENDMENT NO. 2 TO
                                  ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)
                    -----------------------------------------

  Date of end of fiscal year to which the annual report relates: March 31, 2004

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)
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Title of issue          Amounts as to which                 Names of exchanges
                        registration is effective           on which registered
--------------------------------------------------------------------------------

N/A                     N/A                                 N/A

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        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                  Robert Noble
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020
                                       ---

                                    COPIES TO

      Brice T. Voran             Winthrop B. Conrad, Jr.            Ministry of Finance
   Shearman & Sterling            Davis Polk & Wardwell             Provincial Treasury
      199 Bay Street                New York, New York              620 Superior Street
   Commerce Court West                    10017                 P.O. Box 9423, Stn Prov Govt
 Suite 4405, P.O. Box 247                                        Victoria, British Columbia
 Toronto, Ontario, Canada                                              Canada V8W 9V1
         M5L 1E8

*The Registrant is filing this amendment to its annual report on a voluntary basis.


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                          PROVINCE OF BRITISH COLUMBIA

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2004 on Form 18-K as set forth below:

         The following additional exhibit is added to the Annual Report:

Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2004/05, SIX MONTHS, APRIL - SEPTEMBER 2004.


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                                       2


                                    SIGNATURE

              Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  PROVINCE OF BRITISH COLUMBIA
                                                  (Name of registrant)




                                                   By:
November 30, 2004
Victoria, British Columbia                         /s/Bill Shortreed
                                                   -----------------------------
                                                   Name:  Bill Shortreed
                                                   Title: Executive Director
                                                          Debt Management Branch
                                                          Provincial Treasury
                                                          Ministry of Finance


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                                       3


                                  EXHIBIT INDEX



Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2004/05, SIX MONTHS, APRIL - SEPTEMBER 2004.